Exhibit 99.1

Contact:	Hal S. Jones	For Immediate Release
	(202) 334-6645	November 4, 2011

THE WASHINGTON POST COMPANY REPORTS

THIRD QUARTER EARNINGS

WASHINGTON – The Washington Post Company (NYSE: WPO) today reported a net loss attributable to common shares of $6.2 million ($0.82 loss per share) for the third quarter ended October 2, 2011, compared to net income attributable to common shares of $60.9 million ($6.84 per share) for the third quarter of last year. Net (loss) income includes $2.5 million ($0.32 per share) and $24.6 million ($2.76 per share) in losses from discontinued operations for the third quarter of 2011 and 2010, respectively. (Loss) income from continuing operations attributable to common shares was a loss of $3.7 million ($0.50 loss per share) for the third quarter of 2011, compared to income of $85.5 million ($9.60 per share) for the third quarter of 2010.

Items included in the Company’s loss from continuing operations for the third quarter of 2011:

•	$5.6 million in severance and restructuring charges at Kaplan (after-tax impact of $3.5 million, or $0.44 per share);

•	an $11.9 million goodwill impairment charge at the Company’s online lead generation business, included in other businesses (after-tax impact of $11.9 million, or $1.51 per share);

•	a $9.2 million impairment charge at one of the Company’s affiliates (after-tax impact of $5.7 million, or $0.72 per share);

•	a $23.1 million write-down of a marketable equity security (after-tax impact of $14.9 million, or $1.89 per share);

•	$6.7 million in non-operating unrealized foreign currency losses (after-tax impact of $4.2 million, or $0.54 per share); and

•	charge of $5.2 million in income tax expense related to valuation allowances provided (impact of $0.67 per share).

Items included in the Company’s income from continuing operations for the third quarter of 2010:

•	a $2.7 million charge recorded at The Washington Post in connection with the withdrawal from a multiemployer pension plan (after-tax impact of $1.6 million, or $0.18 per share);

•

a $27.5 million goodwill and other intangible assets impairment charge at the Company’s online lead generation business, included in other businesses (after-tax impact of $26.3 million, or $2.96 per share); and

•	$11.9 million in non-operating unrealized foreign currency gains (after-tax impact of $7.5 million, or $0.84 per share).

Excluding these items, the Company’s net income attributable to common shares was $39.2 million ($4.95 per share) for the third quarter ended October 2, 2011, compared to net income attributable to common shares of $81.4 million ($9.14 per share) for the third quarter of last year. Excluding these items, income from continuing operations attributable to common shares was $41.8 million ($5.27 per share) for the third quarter of 2011, compared to income of $106.0 million ($11.90 per share) for the third quarter of 2010. (Non-GAAP measures are discussed below).

Revenue for the third quarter of 2011 was $1,032.6 million, down 13% from $1,183.5 million in the third quarter of 2010. The Company reported operating income of $52.0 million in the third quarter of 2011, compared to operating income of $137.5 million in the third quarter of 2010. Revenues and operating income were down at all of the Company’s divisions.

For the first nine months of 2011, the Company reported net income attributable to common shares of $54.5 million ($6.81 per share), compared to $198.2 million ($21.75 per share) for the same period of 2010. Net income includes $5.8 million ($0.73 per share) and $42.9 million ($4.71 per share) in losses from discontinued operations for the first nine months of 2011 and 2010, respectively. Income from continuing operations attributable to common shares was $60.3 million ($7.54 per share) for the first nine months of 2011, compared to $241.1 million ($26.46 per share) for the first nine months of 2010. As a result of the Company’s share repurchases, there were 12% fewer diluted average shares outstanding in the first nine months of 2011.

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Items included in the Company’s income from continuing operations for the first nine months of 2011:

•	$19.6 million in severance and restructuring charges at Kaplan (after-tax impact of $12.2 million, or $1.52 per share);

•	an $11.9 million goodwill impairment charge at the Company’s online lead generation business, included in other businesses (after-tax impact of $11.9 million, or $1.51 per share);

•	a $9.2 million impairment charge at one of the Company’s affiliates (after-tax impact of $5.7 million, or $0.72 per share);

•	a $53.8 million write-down of a marketable equity security (after-tax impact of $34.6 million, or $4.34 per share);

•	$3.7 million in non-operating unrealized foreign currency losses (after-tax impact of $2.3 million, or $0.29 per share); and

•	charge of $5.2 million in income tax expense related to valuation allowances provided (impact of $0.67 per share).

Items included in the Company’s income from continuing operations for the first nine months of 2010:

•	a $20.4 million charge recorded at The Washington Post in connection with the withdrawal from a multiemployer pension plan (after-tax impact of $12.7 million, or $1.38 per share);

•	$7.8 million in severance and restructuring charges at Kaplan (after-tax impact of $4.8 million, or $0.52 per share);

•

a $27.5 million goodwill and other intangible assets impairment charge at the Company’s online lead generation business, included in other businesses (after-tax impact of $26.3 million, or $2.96 per share); and

•	$4.8 million in non-operating unrealized foreign currency gains (after-tax impact of $3.1 million, or $0.36 per share).

Excluding these items, the Company’s net income attributable to common shares was $126.5 million ($15.86 per share) for the nine months ended October 2, 2011, compared to net income attributable to common shares of $239.0 million ($26.25 per share) for the same period of 2010. Excluding these items, income from continuing operations attributable to common shares was $132.3 million ($16.59 per share) for the first nine months of 2011, compared to income of $281.9 million ($30.96 per share) for the first nine months of 2010. (Non-GAAP measures are discussed below).

Revenue for the first nine months of 2011 was $3,151.4 million, down 10% from $3,501.9 million in the first nine months of 2010. Revenues were down at the education, newspaper publishing and television broadcasting divisions, while revenues were up slightly at the cable television division. The Company reported operating income of $188.2 million for the first nine months of 2011, compared to $411.6 million for the first nine months of 2010. Operating results declined at the education and cable television divisions and improved slightly at the television broadcasting division. Excluding the multiemployer pension plan charge noted above, operating results also declined at the newspaper publishing division.

Division Results

Education

Education division revenue totaled $615.9 million for the third quarter of 2011, a 16% decline from revenue of $737.1 million for the third quarter of 2010. Excluding revenue from acquired businesses, education division revenue declined 19% in the third quarter of 2011. Kaplan reported third quarter 2011 operating income of $18.0 million, down from $106.0 million in the third quarter of 2010.

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For the first nine months of 2011, education division revenue totaled $1,867.4 million, a 14% decline from revenue of $2,170.3 million for the same period of 2010. Excluding revenue from acquired businesses, education division revenue declined 15% for the first nine months of 2011. Kaplan reported operating income of $57.2 million for the first nine months of 2011, down from $280.5 million for the first nine months of 2010.

In light of recent revenue declines and other business challenges, Kaplan has formulated and implemented restructuring plans at its various businesses that have resulted in significant costs in 2010 and 2011, with the objective of establishing lower costs levels in future periods. Across all businesses, severance and restructuring costs totaled $5.6 million and $19.6 million in the third quarter and first nine months of 2011, respectively, compared to $7.8 million in the first nine months of 2010 (from the first half of 2010). Kaplan estimates that approximately $5.0 million in additional costs will be incurred in the fourth quarter of 2011.

A summary of Kaplan’s operating results for the third quarter and the first nine months of 2011 compared to 2010 is as follows (in thousands):

	Third Quarter			YTD
	2011	2010	% Change	2011	2010	% Change
Revenue
Higher education	$330,856	$491,570	(33)	$1,076,051	$1,469,719	(27)
Test preparation	79,630	80,236	(1)	236,192	239,289	(1)
Kaplan international	188,963	151,208	25	503,721	422,582	19
Kaplan ventures	17,919	14,065	27	53,702	41,611	29
Kaplan corporate	1,293	1,375	(6)	3,475	3,949	(12)
Intersegment elimination	(2,777)	(1,323)	—	(5,782)	(6,812)	—

	$615,884	$737,131	(16)	$1,867,359	$2,170,338	(14)

Operating Income (loss)
Higher education	$25,083	$117,011	(79)	$120,890	$336,232	(64)
Test preparation	(4,745)	(1,625)	—	(29,018)	(13,722)	—
Kaplan international	12,311	14,904	(17)	23,065	32,376	(29)
Kaplan ventures	(3,875)	(5,076)	24	(11,233)	(14,006)	20
Kaplan corporate	(5,509)	(16,756)	67	(31,093)	(45,148)	31
Kaplan stock compensation	1,854	2,397	(23)	2,196	1,310	68
Amortization of intangible assets	(5,992)	(4,886)	(23)	(16,350)	(16,292)	0
Intersegment elimination	(1,080)	30	—	(1,293)	(252)	—

	$18,047	$105,999	(83)	$57,164	$280,498	(80)

Kaplan sold Kaplan Compliance Solutions in October 2011, Kaplan Virtual Education in July 2011 and Education Connection in April 2010. Consequently, the education division’s operating results exclude these businesses.

Kaplan Higher Education (KHE) includes Kaplan’s domestic postsecondary education businesses, made up of fixed-facility colleges and online postsecondary and career programs. KHE also includes the domestic professional training and other continuing education businesses. In the third quarter and first nine months of 2011, higher education revenue declined 33% and 27%, respectively, due to declines in average enrollments. Operating income decreased 79% and 64% for the third quarter and first nine months of 2011, respectively. These declines were due to lower revenue, increased regulatory compliance costs and $1.6 million and $7.1 million in severance costs associated with workforce reductions in the third quarter and first nine months of 2011, respectively, offset by lower advertising costs, other expense reductions associated with lower enrollments, and incentive compensation credits recorded in 2011 related to amounts previously accrued.

KHE has implemented a number of marketing and admissions changes to increase student selectivity and help KHE comply with recent regulations. KHE also implemented the Kaplan Commitment program, which provides first-time students with a risk-free trial period. Under the program, KHE also monitors academic progress and conducts academic assessments to help determine whether students are likely to be successful in their chosen course of study. Students who withdraw or are subject to academic dismissal during the risk-free trial period do not incur any significant financial obligation. These changes, along with generally lower demand, have resulted in 30% and 42% declines in new enrollments for the third quarter and first nine months of 2011, respectively. Management estimates that without the Kaplan Commitment, this decline would have been approximately 28% for the first nine months of 2011. Management also estimates that revenue for the first nine months of 2011 would have been approximately $47 million higher if the Kaplan Commitment had not been implemented. KHE does not recognize tuition revenue for students during the risk-free period.

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The Company expects KHE’s operating income to continue to decline for the remainder of 2011 versus 2010 due primarily to lower student enrollment levels. In addition, KHE has incurred severance and restructuring costs totaling $7.1 million for the first nine months of 2011 and additional costs will be incurred in the fourth quarter of 2011 in order to establish lower cost levels in future periods.

Student enrollments at September 30, 2011, excluding the Kaplan University School of Continuing and Professional Education, were down 29% compared to September 30, 2010, but increased 1% compared to June 30, 2011, as follows:

	Student Enrollments As of
	September 30,	June 30,	September 30,
	2011	2011	2010

Kaplan University	53,473	53,309	75,751
Kaplan Higher Education Campuses	26,184	25,225	36,390

	79,657	78,534	112,141

Kaplan University enrollments included 6,036, 5,837 and 7,999 campus-based students as of September 30, 2011, June 30, 2011, and September 30, 2010, respectively.

Kaplan University and Kaplan Higher Education Campuses enrollments at September 30, 2011, and September 30, 2010, by degree and certificate programs, are as follows:

	As of September 30,
	2011	2010
Certificate	23.5%	22.2%
Associate’s	31.0%	34.7%
Bachelor’s	34.7%	35.7%
Master’s	10.8%	7.4%

	100.0%	100.0%

Test preparation includes Kaplan’s standardized test preparation and tutoring offerings and other businesses. In the first quarter of 2010, the Company discontinued certain offerings of the K12 business; $7.8 million in severance and other closure costs were recorded in the first nine months of 2010 in connection with this plan. In the fourth quarter of 2010, Kaplan Test Preparation began implementing a plan to reorganize its business consistent with the migration of students to Kaplan’s online and hybrid test preparation offerings, reducing the number of leased test preparation centers. In the first nine months of 2011, implementation of the plan continued and $3.5 million and $12.0 million in restructuring and severance costs were incurred in the third quarter and first nine months of 2011, respectively. This plan is expected to be largely completed by the end of 2011, and the Company estimates that approximately $1.0 million in additional costs will be incurred.

Test preparation revenue declined 1% in the first nine months of 2011. Higher enrollment, particularly in the Pre-College and Health programs, was offset by reduced prices for many programs related to increased competition and a shift in demand to lower priced online test preparation offerings. Test preparation operating results were down in the first nine months of 2011 due to reduced prices at the traditional test preparation programs, higher spending to expand online offerings and innovate various programs, and increased restructuring costs.

Kaplan International includes professional training and postsecondary education businesses outside the United States, as well as English-language programs. In May 2011, Kaplan Australia acquired Franklyn Scholar and Carrick Education Group, leading national providers of vocational training and higher education in Australia. In June 2011, Kaplan acquired Structuralia, a provider of e-learning for the engineering and infrastructure sector in Spain. Kaplan International revenue increased 25% and 19% in the third quarter and first nine months of 2011, respectively. Excluding revenue from acquired businesses, Kaplan International revenue increased 13% in the third quarter and first nine months of 2011 due to favorable exchange rates and enrollment growth in the pathways and English-language programs. Kaplan International operating income declined in the first nine months of 2011 due to up-front spending for admission and occupancy at its Asian and United Kingdom businesses to support expanding operations, as well as overall losses from newly acquired businesses. In addition, Kaplan International operating income decreased due to enrollment declines at its UK professional training schools arising from new pending student visa restrictions.

Kaplan Ventures is made up of several businesses in various stages of development that are managed separately from the other education businesses. Revenue at Kaplan Ventures increased 27% and 29% for the third quarter and first nine months of 2011, respectively. Kaplan Ventures reported an operating loss of $3.9 million and $11.2 million in the third quarter and first nine months of 2011, compared to an operating loss of $5.1 million and $14.0 million in the third quarter and first nine months of 2010, respectively.

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Corporate represents unallocated expenses of Kaplan, Inc.’s corporate office and other minor shared activities. Kaplan corporate costs have declined in the first nine months of 2011 due to lower incentive compensation expense and other cost reductions.

Cable Television

Cable television division revenue declined slightly in the third quarter of 2011 to $187.9 million, from $188.7 million for the third quarter of 2010; for the first nine months of 2011, revenue increased slightly to $569.4 million, from $568.6 million in the same period of 2010. The revenue increase for the first nine months of 2011 is due to continued growth of the division’s Internet and telephone service revenues, offset by an increase in promotional discounts and a decline in basic video subscribers.

Cable television division operating income decreased 9% to $36.8 million, from $40.3 million in the third quarter of 2010; cable division operating income for the first nine months of 2011 decreased 9% to $114.9 million, from $126.6 million for the first nine months of 2010. The division’s operating income declined primarily due to increased programming, technical and sales costs.

At September 30, 2011, Primary Service Units (PSUs) were up 4% from the prior year due to growth in high-speed data and telephony subscribers, offset by a decrease in basic subscribers. A summary of PSUs is as follows:

	September 30,	September 30,
	2011	2010

Basic video	627,659	650,902
High-speed data	448,143	416,690
Telephony	176,527	137,709

Total	1,252,329	1,205,301

Newspaper Publishing

Newspaper publishing division revenue totaled $149.3 million for the third quarter of 2011, down 9% from revenue of $163.4 million for the third quarter of 2010; division revenue declined 5% to $467.0 million for the first nine months of 2011, from $491.9 million for the first nine months of 2010. Print advertising revenue at The Washington Post in the third quarter of 2011 declined 20% to $57.6 million, from $72.0 million in the third quarter of 2010, and declined 13% to $187.4 million for the first nine months of 2011, from $215.9 million for the first nine months of 2010. The decline is largely due to reductions in classified, zoned and general advertising. Revenue generated by the Company’s newspaper online publishing activities, primarily washingtonpost.com and Slate, decreased 14% to $23.3 million for the third quarter of 2011, versus $27.0 million for the third quarter of 2010; newspaper online revenues declined 7% to $72.3 million for the first nine months of 2011, versus $77.6 million for the first nine months of 2010. Display online advertising revenue declined 17% and 9% for the third quarter and first nine months of 2011, respectively. Online classified advertising revenue decreased 5% for the third quarter of 2011, but was flat for the first nine months of 2011. The revenue declines from print advertising and newspaper online publishing activities were partially offset by increased revenue from new lines of business in the first nine months of 2011.

For the first nine months of 2011, Post daily and Sunday circulation declined 5.4% and 4.4%, respectively, compared to the same periods of the prior year. For the nine months ended October 2, 2011, average daily circulation at The Washington Post totaled 518,700 and average Sunday circulation totaled 736,800.

The newspaper publishing division reported an operating loss of $9.9 million in the third quarter of 2011, compared to an operating loss of $1.7 million in the third quarter of 2010. For the first nine months of 2011, the newspaper publishing division reported an operating loss of $25.6 million, compared to an operating loss of $29.8 million for the first nine months of 2010. As previously disclosed, The Washington Post recorded a $20.4 million charge in 2010 in connection with its withdrawal from the CWA-ITU Negotiated Pension Plan; $17.7 million of this charge was recorded in the second quarter of 2010, and $2.7 million was recorded in the third quarter of 2010. Excluding this charge and a $3.1 million loss recorded on an office lease in the first quarter of 2010, operating results declined in the first nine months of 2011 due to the revenue reductions discussed above, offset by a small decrease in overall costs. Newsprint expense was down 15% and 6% for the third quarter and first nine months of 2011, respectively, due to a decline in newsprint consumption.

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Television Broadcasting

Revenue for the television broadcasting division declined 11% in the third quarter of 2011 to $73.8 million, from $83.2 million in 2010; operating income for the third quarter of 2011 also declined 5% to $24.1 million, from $25.3 million in 2010. For the first nine months of 2011, revenue declined 3% to $231.0 million, from $239.3 million in 2010; operating income for the first nine months of 2011 increased slightly to $76.2 million, from $76.0 million in 2010.

The decline in revenue for the third quarter and first nine months of 2011 is due primarily to the absence of $4.7 million in incremental winter Olympics-related advertising in the first quarter of 2010 and a $9.6 million and $13.9 million decrease in political advertising revenue for the third quarter and first nine months of 2011, respectively. For the third quarter of 2011, operating results declined as a result of lower revenue, offset by expense reductions from various cost control initiatives. For the first nine months of 2011, operating results improved slightly due to expense reductions from various cost control initiatives, offset by lower revenue.

Other Businesses

Other businesses includes the operating results of Avenue100 Media Solutions and other small businesses.

In the first nine months of 2011, revenues declined substantially due to volume declines as a result of changes implemented at Avenue100 Media Solutions to improve lead quality. In the third quarter of 2011, an $11.9 goodwill impairment charge was recorded at Avenue100 Media Solutions, the Company’s digital marketing business that sources leads for academic institutions and recruiting organizations. In the third quarter of 2010, a $27.5 million goodwill and other intangible assets impairment charge was recorded at Avenue100 Media Solutions.

Equity in (Losses) Earnings of Affiliates

The Company’s equity in losses of affiliates for the third quarter of 2011 was $1.5 million, compared to earnings of $2.1 million for the third quarter of 2010. For the first nine months of 2011, the Company’s equity in earnings of affiliates totaled $5.4 million, compared with losses of $3.9 million for the same period of 2010. The decline in the third quarter of 2011 is due to a $9.2 million impairment charge recorded on the Company’s interest in Bowater Mersey Paper Company, offset by improved results at the Company’s Classified Ventures affiliate and other affiliates. The results for the first nine months of 2011 reflect improved earnings at the Company’s Classified Ventures affiliate and other affiliates.

The Company holds a 49% interest in Bowater Mersey Paper Company, a 16.5% interest in Classified Ventures, LLC and interests in several other affiliates.

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Other Non-Operating (Expense) Income

The Company recorded other non-operating expense, net, of $29.7 million for the third quarter of 2011, compared to other non-operating income, net, of $12.5 million for the third quarter of 2010. The third quarter 2011 non-operating expense, net, included a $23.1 million write-down of a marketable equity security (Corinthian Colleges, Inc.) and $6.7 million in unrealized foreign currency losses and other items. The third quarter 2010 non-operating income, net, included $11.9 million in unrealized foreign currency gains.

The Company recorded non-operating expense, net, of $56.3 million for the first nine months of 2011, compared to other non-operating income, net, of $5.4 million for the same period of the prior year. The 2011 non-operating expense, net, included a $53.8 million write-down of a marketable equity security (Corinthian Colleges, Inc.), and $3.7 million in unrealized foreign currency losses and other items. The 2010 non-operating expense, net, included $4.8 million in unrealized foreign currency gains.

Net Interest Expense

The Company incurred net interest expense of $7.7 million and $21.6 million for the third quarter and first nine months of 2011, respectively, compared to $7.0 million and $21.3 million for the same periods of 2010. At October 2, 2011, the Company had $453.2 million in borrowings outstanding, at an average interest rate of 7.0%.

Provision for Income Taxes

The effective tax rate for income from continuing operations for the first nine months of 2011 was 47.1%. The higher effective rate in 2011 is primarily due to $4.5 million from nondeductible goodwill in connection with an impairment charge and $5.2 million in income tax expense related to valuation allowances, both recorded in the third quarter of 2011.

The effective tax rate for income from continuing operations for the first nine months of 2010 was 38.2%. The effective rate in 2010 was adversely impacted by $9.1 million from nondeductible goodwill in connection with an impairment charge recorded in the third quarter of 2010.

Discontinued Operations

On September 30, 2010, the Company completed the sale of Newsweek. In addition, Kaplan sold Kaplan Compliance Solutions in October 2011, Kaplan Virtual Education in July 2011 and Education Connection in April 2010. Consequently, the Company’s income from continuing operations excludes these businesses, which have been reclassified to discontinued operations, net of tax.

Earnings (Loss) Per Share

The calculation of diluted earnings per share for the third quarter and first nine months of 2011 was based on 7,801,639 and 7,978,520 weighted average shares outstanding, respectively, compared to 8,904,453 and 9,112,564, respectively, for the third quarter and first nine months of 2010. In the first nine months of 2011, the Company repurchased 442,325 shares of its Class B common stock at a cost of $179.4 million. On September 8, 2011, the Company’s Board of Directors authorized the Company to acquire up to 750,000 shares of its Class B common stock. The Company did not announce a ceiling price or a time limit for the purchases. The authorization included 43,573 shares that remained under the previous authorization. At October 2, 2011, there were 7,793,806 shares outstanding.

Forward-Looking Statements

This report contains certain forward-looking statements that are based largely on the Company’s current expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. For more information about these forward-looking statements and related risks, please refer to the section titled “Forward-Looking Statements” in Part I of the Company’s Annual Report on Form 10-K.

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THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	Third Quarter		%
	2011	2010	Change
Operating revenues	$1,032,640	$1,183,535	(13)
Operating expenses	(897,509)	(951,423)	(6)
Depreciation of property, plant and equipment	(62,644)	(60,752)	3
Amortization of intangible assets	(8,603)	(6,409)	34
Impairment of goodwill and other intangible assets	(11,923)	(27,477)	(57)

Operating income	51,961	137,474	(62)
Equity in (losses) earnings of affiliates, net	(1,494)	2,140	—
Interest income	994	600	66
Interest expense	(8,667)	(7,633)	14
Other (expense) income, net	(29,650)	12,486	—

Income from continuing operations before income taxes	13,144	145,067	(91)
Provision for income taxes	16,600	59,400	(72)

(Loss) income from continuing operations	(3,456)	85,667	—
Loss from discontinued operations, net of tax	(2,510)	(24,591)	(90)

Net (loss) income	(5,966)	61,076	—
Net (income) loss attributable to noncontrolling interests	(16)	76	—

Net (loss) income attributable to The Washington Post Company	(5,982)	61,152	—
Redeemable preferred stock dividends	(226)	(230)	(2)

Net (loss) income attributable to The Washington Post Company common stockholders	$(6,208)	$60,922	—

Amounts attributable to The Washington Post Company common stockholders:
(Loss) income from continuing operations	$(3,698)	$85,513	—
Loss from discontinued operations, net of tax	(2,510)	(24,591)	(90)

Net (loss) income	$(6,208)	$60,922	—

Per share information attributable to The Washington Post Company common stockholders:
Basic (loss) income per common share from continuing operations	$(0.50)	$9.61	—
Basic loss per common share from discontinued operations	(0.32)	(2.76)	(88)

Basic net (loss) income per common share	$(0.82)	$6.85	—

Basic average number of common shares outstanding	7,802	8,839

Diluted (loss) income per common share from continuing operations	$(0.50)	$9.60	—
Diluted loss per common share from discontinued operations	(0.32)	(2.76)	(88)

Diluted net (loss) income per common share	$(0.82)	$6.84	—

Diluted average number of common shares outstanding	7,802	8,904

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THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	Year-to-Date		% Change
	2011	2010
Operating revenues	$3,151,394	$3,501,880	(10)
Operating expenses	(2,740,357)	(2,859,533)	(4)
Depreciation of property, plant and equipment	(189,355)	(182,931)	4
Amortization of intangible assets	(21,546)	(20,304)	6
Impairment of goodwill and other intangible assets	(11,923)	(27,477)	(57)

Operating income	188,213	411,635	(54)
Equity in earnings (losses) of affiliates, net	5,381	(3,942)	—
Interest income	2,973	1,525	95
Interest expense	(24,588)	(22,810)	8
Other (expense) income, net	(56,273)	5,358	—

Income from continuing operations before income taxes	115,706	391,766	(70)
Provision for income taxes	54,500	149,800	(64)

Income from continuing operations	61,206	241,966	(75)
Loss from discontinued operations, net of tax	(5,780)	(42,935)	(87)

Net income	55,426	199,031	(72)
Net loss attributable to noncontrolling interests	10	96	(90)

Net income attributable to The Washington Post Company	55,436	199,127	(72)
Redeemable preferred stock dividends	(917)	(922)	(1)

Net income attributable to The Washington Post Company common stockholders	$54,519	$198,205	(72)

Amounts attributable to The Washington Post Company common stockholders:
Income from continuing operations	$60,299	$241,140	(75)
Loss from discontinued operations, net of tax	(5,780)	(42,935)	(87)

Net income	$54,519	$198,205	(72)

Per share information attributable to The Washington Post Company common stockholders:
Basic income per common share from continuing operations	$7.54	$26.48	(72)
Basic loss per common share from discontinued operations	(0.73)	(4.71)	(85)

Basic net income per common share	$6.81	$21.77	(69)

Basic average number of common shares outstanding	7,900	9,047

Diluted income per common share from continuing operations	$7.54	$26.46	(72)
Diluted loss per common share from discontinued operations	(0.73)	(4.71)	(85)

Diluted net income per common share	$6.81	$21.75	(69)

Diluted average number of common shares outstanding	7,979	9,113

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THE WASHINGTON POST COMPANY

BUSINESS SEGMENT INFORMATION

(Unaudited)

(In thousands)

	Third Quarter		% Change	Year-to-Date		% Change
	2011	2010		2011	2010
Operating revenues:
Education	$615,884	$737,131	(16)	$1,867,359	$2,170,338	(14)
Cable television	187,892	188,694	0	569,403	568,610	0
Newspaper publishing	149,257	163,447	(9)	467,026	491,948	(5)
Television broadcasting	73,830	83,178	(11)	230,953	239,252	(3)
Other businesses	6,257	13,098	(52)	19,014	37,925	(50)
Corporate office	—	—	—	—	—	—
Intersegment elimination	(480)	(2,013)	—	(2,361)	(6,193)	—

	$1,032,640	$1,183,535	(13)	$3,151,394	$3,501,880	(10)

Operating Expenses:
Education	$597,837	$631,132	(5)	$1,810,195	$1,889,840	(4)
Cable television	151,097	148,430	2	454,476	442,020	3
Newspaper publishing	159,154	165,162	(4)	492,668	521,715	(6)
Television broadcasting	49,757	57,895	(14)	154,718	163,252	(5)
Other businesses	24,383	41,557	(41)	47,193	70,102	(33)
Corporate office	(1,069)	3,898	—	6,292	9,509	(34)
Intersegment elimination	(480)	(2,013)	—	(2,361)	(6,193)	—

	$980,679	$1,046,061	(6)	$2,963,181	$3,090,245	(4)

Operating Income (Loss):
Education	$18,047	$105,999	(83)	$57,164	$280,498	(80)
Cable television	36,795	40,264	(9)	114,927	126,590	(9)
Newspaper publishing	(9,897)	(1,715)	—	(25,642)	(29,767)	14
Television broadcasting	24,073	25,283	(5)	76,235	76,000	0
Other businesses	(18,126)	(28,459)	36	(28,179)	(32,177)	12
Corporate office	1,069	(3,898)	—	(6,292)	(9,509)	34

	$51,961	$137,474	(62)	$188,213	$411,635	(54)

Depreciation:
Education	$21,314	$18,763	14	$64,613	$56,088	15
Cable television	31,661	31,174	2	94,980	93,522	2
Newspaper publishing	6,453	7,416	(13)	19,893	23,118	(14)
Television broadcasting	3,137	3,182	(1)	9,381	9,579	(2)
Other businesses	79	72	10	244	193	26
Corporate office	—	145	—	244	431	(43)

	$62,644	$60,752	3	$189,355	$182,931	4

Amortization of intangible assets and Impairment of goodwill and other intangible assets:
Education	$5,992	$4,886	23	$16,350	$16,292	0
Cable television	62	74	(16)	201	225	(11)
Newspaper publishing	290	262	11	869	933	(7)
Television broadcasting	—	—	—	—	—	—
Other businesses	14,182	28,664	(51)	16,049	30,331	(47)
Corporate office	—	—	—	—	—	—

	$20,526	$33,886	(39)	$33,469	$47,781	(30)

Pension (Expense) credit
Education	$(1,655)	$(1,434)	15	$(4,859)	$(4,309)	13
Cable television	(455)	(488)	(7)	(1,470)	(1,431)	3
Newspaper publishing(1)	(5,244)	(8,088)	(35)	(17,237)	(36,840)	(53)
Television broadcasting	(325)	(278)	17	(1,306)	(835)	56
Other businesses	(17)	(15)	13	(51)	(48)	6
Corporate office	9,185	8,571	7	27,729	25,230	10

	$1,489	$(1,732)	—	$2,806	$(18,233)	—

(1)	Includes $2.7 million and $20.4 million in charges for the third quarter and first nine months of 2010, respectively, related to the withdrawal from a multiemployer pension plan.

-more-

NON-GAAP FINANCIAL INFORMATION

THE WASHINGTON POST COMPANY

(Unaudited)

(In thousands, except per share amounts)

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included in this press release, the Company has provided information regarding (loss) income from continuing operations and net (loss) income excluding certain items described below reconciled to the most directly comparable GAAP measures. Management believes these non-GAAP measures, when read in conjunction with the company’s GAAP financials, provide useful information to investors by offering:

•	the ability to make meaningful period-to-period comparisons of the Company’s ongoing results;

•	the ability to identify trends in the Company’s underlying business; and

•	a better understanding of how management plans and measures the Company’s underlying business.

Income from continuing operations excluding certain items and net income excluding certain items should not be considered substitutes or alternatives to computations calculated in accordance with and required by GAAP. These non-GAAP financial measures should be read only in conjunction with financial information presented on a GAAP basis.

The following table reconciles the non-GAAP financial measures to the most directly comparable GAAP measures:

	Third Quarter		Year To Date
	2011	2010	2011	2010
Amounts attributable to The Washington Post Company common stockholders:
(Loss) income from continuing operations, as reported	$(3,698)	$85,513	$60,299	$241,140

Net (loss) income, as reported	$(6,208)	$60,922	$54,519	$198,205

Adjustments:
Kaplan severance and restructuring charges	3,472	—	12,152	4,836
Multiemployer pension plan withdrawal expense	—	1,646	—	12,660
Goodwill and other intangible asset impairment charges	11,923	26,323	11,923	26,323
Investment in affiliates impairment charge	5,703	—	5,703	—
Marketable equity securities write-down	14,875	—	34,643	—
Foreign currency loss (gain)	4,239	(7,512)	2,323	(3,054)
Income tax expense related to valuation allowances	5,243	—	5,243	—

Income from continuing operations, adjusted (non-GAAP)	$41,757	$105,970	$132,286	$281,905

Net income, adjusted (non-GAAP)	$39,247	$81,379	$126,506	$238,970

Per share information attributable to The Washington Post Company common stockholders:
Diluted (loss) income per common share from continuing operations, as reported	$(0.50)	$9.60	$7.54	$26.46

Diluted net (loss) income per common share, as reported	$(0.82)	$6.84	$6.81	$21.75

Adjustments:
Kaplan severance and restructuring charges	0.44	—	1.52	0.52
Multiemployer pension plan withdrawal expense	—	0.18	—	1.38
Goodwill and other intangible asset impairment charges	1.51	2.96	1.51	2.96
Investment in affiliates impairment charge	0.72	—	0.72	—
Marketable equity securities write-down	1.89	—	4.34	—
Foreign currency loss (gain)	0.54	(0.84)	0.29	(0.36)
Income tax expense related to valuation allowances	0.67	—	0.67	—

Diluted income per common share from continuing operations, adjusted (non-GAAP)	$5.27	$11.90	$16.59	$30.96

Diluted net income per common share, adjusted (non-GAAP)	$4.95	$9.14	$15.86	$26.25

The adjusted diluted per share amounts may not compute due to rounding.

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